Exhibit 10.39

November 1, 2017

Carlos Sartorius
24611 Ivory Cane Drive, Unit 202
Bonita Springs Florida 34134

Dear Carlos,

Citrix Systems, Inc. (the “Company”) would like to reinforce and encourage your continued dedication to the Company, and this letter agreement (the “Agreement”) is intended to provide you with an incentive to do so.

Subject to

i.	your continued support of the leadership transition of the WW Sales & Services function as a full-time employee of the Company or its successor through December 31, 2017,

ii.
your continued employment with the Company from January 1, 2018 through March 31, 2018, during which time you would be available to assist the Company or its successor with an orderly transition of leadership of the WW Sales & Services function to your successor on an as-needed basis, and

iii.
you signing a separation and release agreement in substantially the form attached hereto as Appendix A (the “Separation Agreement and Release”), and the Separation Agreement and Release becoming irrevocable all within 60 days after March 31, 2018, you will be entitled to receive the severance benefits set forth under either

iv.
Section 3(b) of your Executive Agreement, by and between the Company and you, dated January 19, 2017 (the “Executive Agreement”) if a Change in Control (as defined in the Executive Agreement) has occurred by your last day of employment with the Company (i.e., as if you were terminated by the Company without Cause (as defined in the Executive Agreement) upon or within 12 months after a Change in Control), or

v.
Section 2 of your Executive Agreement if a Change of Control in fact has not occurred by your last day of employment with the Company (i.e., as if you were terminated by the Company without Cause prior to a Change in Control) (the severance benefits under clause iv or v herein referred to as a “Severance Payment”).

The Severance Payment will be paid as soon as possible in calendar year 2018 following the date that the Separation Agreement and Release becomes irrevocable. For purposes of clarity, the Severance Payment will be subject to all of the terms and conditions set forth in the Executive Agreement. Notwithstanding the foregoing, if the Company or its successor terminates your employment with the Company without Cause prior to March 31, 2018, subject to you signing the Separation Agreement and Release and such Separation Agreement and Release becoming irrevocable, you will be entitled to receive the Severance Payment described above in full.

For the avoidance of doubt, you will not be eligible for any variable cash compensation for fiscal year 2018.

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place.

To accept the terms of this Agreement, please sign and return this letter to me. If you have any questions, please contact Tony Gomes.

Sincerely,

/s/ David Henshall
David Henshall
President and CEO

My signature below indicates that I accept the terms of this Agreement. I understand that the terms of this Agreement supersede any prior representations or terms regarding the subject matter hereof, whether expressed orally or in writing.

Carlos Sartorius

Signature: /s/ Carlos Sartorius

Date:     11-01-2017

APPENDIX A

Separation Agreement AND RELEASE

I, Carlos Sartorius, (referred to herein with the pronouns “I,” “me” and “my”), and Citrix Systems, Inc. (the “Company”) enter into this Separation Agreement and Release (the “Release”) pursuant to Section 2 or 3 of the Executive Agreement between the Company and me dated January 19, 2017 (the “Executive Agreement”) and the letter agreement dated November 1, 2017 (the “Letter Agreement”). I acknowledge that my timely execution and return and my non-revocation of this Release are conditions to my entitlement to the benefits set forth in Section 2 or 3 of the Executive Agreement (the “Severance Benefits”). I therefore agree to the following terms:
1.Release of Claims. I voluntarily release and forever discharge the Company, its parents, subsidiaries, and affiliated entities, and each of those entities’ respective current and former shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when I sign this Release, I have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This includes, without limitation, the release of all Claims:

•	relating to my employment by the Company and my separation from employment;

•	of wrongful discharge;

•	of breach of contract;

•
of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964 and Claims of any form of discrimination or retaliation that is prohibited by the Florida Civil Rights Act or the law of any other state);

•	under any other federal or state statute;

•	of defamation or other torts;

•	of violation of public policy;

•	for wages, bonuses, incentive compensation, vacation pay or any other compensation or benefits; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect my rights under the Company’s Section 401(k) plan, my rights to the Severance Benefits under the Executive Agreement, my rights to indemnification under the Indemnification Agreement between the Company and me (the “Indemnification Agreement”), my rights to Directors’ and Officers’ insurance, my rights to any vested equity awards, my rights to file an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, and any rights and claims that cannot be waived by law.
I agree that I shall not seek or accept damages of any nature, other equitable or legal remedies for my own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this

Release; provided that nothing in this Release limits any right I may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission. I represent that I have not assigned to any third party and I have not filed with any court any Claim released by this Release.
2.Ongoing Obligations. I reaffirm my ongoing obligations under the Citrix Systems, Inc. Non-Solicitation, Non-Competition and Confidentiality and Employee Non-Disclosure Agreement between me and the Company (the “Restrictive Covenant Agreement”), including, without limitation, my obligations to maintain the confidentiality of all confidential and proprietary information of the Company, to return to the Company (in good condition) all of the Company’s equipment, property, and documents (whether in paper, electronic, or other format, and all copies thereof) that are in my possession or control, and refrain from certain competition and solicitation activities for a twelve (12) month period after my termination of employment. I acknowledge that if the execution of Exhibit A to the Restrictive Covenant Agreement, entitled “Citrix Systems, Inc. Termination Certification” (the “Certification”), is required by the Restrictive Covenant Agreement, I agree to sign and return to the Company, at the same time I return the Release, the Certification (attached hereto as Appendix A) as a condition to my entitlement to the Severance Benefits. I also reaffirm my ongoing obligations under the Citrix Systems, Inc. Statement of Company Policy Regarding Insider Trading and Disclosure of Material Non-Public Information (the “Insider Trading Policy”) and agree that those obligations continue to apply following my separation from employment, until such time as any material, nonpublic information possessed by me has become public or is no longer material, but not to exceed 12 months. Without limiting the foregoing, I acknowledge and agree that I shall continue to be subject to the remainder of any Quarterly Black-Out or Special Black-Out (as defined in the Insider Trading Policy), if such black-out period was instituted prior to my separation from employment. Notwithstanding anything in this Release or the Restrictive Covenant Agreement to the contrary, I understand that pursuant to the federal Defend Trade Secrets Act of 2016, I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
3.Litigation and Regulatory Cooperation. I agree to cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while I was employed by the Company. My full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. I also agree to cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while I was employed by the Company. Any cooperation pursuant to this Section 3 is subject to the Company’s obligation to (i) reimburse me for any expenses incurred during activities reasonably performed at the Company’s request pursuant to this Section 3, subject to the same standards and procedures as apply to business expense reimbursements pursuant to the Company’s Travel and Expense reimbursement policy, and (ii) compensate me at a daily rate equal to the sum of my annual base salary as of the date of my separation from employment and my “Target Variable Cash Compensation” (as defined in the Executive Agreement), divided by 365, to the extent that I reasonably expend any time in performing activities at the Company’s request pursuant to this Section 3 at any time more than 18 months if Release executed in connection with Section 3 after my separation from employment; provided that I acknowledge that I shall not at any time be entitled to compensation for time spent in activities that could have been compelled pursuant to a subpoena, including testimony and related attendance at depositions, hearings or trials.

4.Non-Disparagement and No Cooperation.
(a)I agree that I will not, at any time in the future, make any written or oral statement that disparages or damages (i) the business of the Company or any affiliate of the Company (together, “Company Parties”), (ii) any products or services of any Company Party, (iii) any member of the board of directors or management of any Company Party, or (iv) any investor in the securities of the Company or any representative thereof. In addition, the Company will direct its directors and officers not to, at any time in the future, make or cause to be made any written or oral statement that disparages or damages me or my reputation. I agree that I will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any of the other Releasees, unless under a subpoena or other court order to do so. In addition, I recognize that the Company’s business relationships with its customers, distributors, resellers and partners (collectively, “Customers and Partners”) are very important to the Company, and that if I - as an important Company representative in its dealings with Customers and Partners during the course of my employment - make any statement (directly or indirectly) to such Customers or Partners about the Company, any other Company Party, employees of any Company Party or the products or services of any Company Party that is untrue or otherwise may be harmful to the Company or any other Company Party, I will be deemed to have violated this Section 4(a).
(b)Nothing in this Release shall be construed to affect my right to initiate or participate in any proceeding before a federal, state or local administrative agency or commission (a “Government Agency”), including, without limitation, by cooperating with any such Government Agency’s request for information, including by providing documents or other information without notice to the Company, or by making any good faith report to a Government Agency concerning any act or omission that I believe constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation.
5.California Civil Code Section 1542. I acknowledge that I have been advised to consult with legal counsel and am familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Being aware of said code section, I agree to expressly waive any rights I may have thereunder, as well as under any other statute or common law principles of similar effect. I further acknowledge and agree that the inclusion of the waiver of said code section in this Release shall not be construed to affect the applicability of Florida law to this Release or to any other agreement between the Company and me.
6.Right to Consider and Revoke Release. I acknowledge that I have been given the opportunity to consider this Release for a period ending twenty-one (21) days after the date when it was proposed to me. In the event that I execute this Release within less than twenty-one (21) days after such date, I acknowledge that such decision was entirely voluntary and that I had the opportunity to consider this Release until the end of the twenty-one (21) day period. To accept this Release, I shall deliver a signed Release to the Company’s General Counsel within such twenty-one (21) day period. For a period of seven (7) days from the date when I execute this Release (the “Revocation Period”), I shall retain the right to revoke this Release by written notice that is received by the General Counsel on or before the last day of the Revocation Period. This Release shall take effect only if it is executed within the twenty-

one (21) day period as set forth above and if it is not revoked pursuant to the preceding sentence. If those conditions are satisfied, this Release shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”).
7.Other Terms.
(a)Legal Representation; Review of Release. I acknowledge that I have been advised to discuss all aspects of this Release with my attorney, that I have carefully read and fully understand all of the provisions of this Release and that I am voluntarily entering into this Release.
(b)Binding Nature of Release. This Release shall be binding upon me and upon my heirs, administrators, representatives and executors.
(c)Amendment. This Release may be amended only upon a written agreement executed by the Company and me.
(d)Severability. In the event that at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release. In the event of such severance, the remaining covenants shall be binding and enforceable.
(e)Governing Law and Interpretation. This Release shall be deemed to be made and entered into in the State of Florida, and shall in all respects be interpreted, enforced and governed under the laws of the State of Florida, without giving effect to the conflict of laws provisions of Florida law. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against the Company or me.
(f)Entire Agreement; Absence of Reliance. I acknowledge that I am not relying on any promises or representations by the Company or any of its agents, representatives or attorneys regarding any subject matter addressed in this Release. I acknowledge that this Release constitutes the entire agreement between the Company and me and that this Release supersedes any previous agreements or understandings between me and the Company, except the Executive Agreement, the Letter Agreement, the Indemnification Agreement, the Restrictive Covenant Agreement, the Insider Trading Policy, and any equity award agreements and equity plans to which they are subject, and any other obligations specifically preserved in this Release.

So agreed.
CITRIX SYSTEMS, INC.

______________________________________    By:_____________________________
Carlos Sartorius                     Name:
Title:

Date:__________________________________